EXHIBIT 11

            Statement Regarding the Computation of Earnings Per Share

                                             For the three month period
                                                   ending March 31
                                         -------------------------------
                                               2004             2003
                                         -------------------------------

Weighted average shares outstanding:         5,436,101         5,436,101

Net Income                               $   2,121,000     $   2,467,000

Net Income Per Share                     $        0.39     $        0.45

Fully Diluted Income Per Share           $        0.39     $        0.45